                                OppenheimerFunds, Inc.
                              Two World Financial Center
                            225 Liberty Street, 11th Floor
                            New York, New York 10281-1008

Dated as of May 21, 2008

The Board of Directors
Oppenheimer Master Event-Linked Bond Fund, LLC
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Directors:

     OppenheimerFunds,  Inc.  ("OFI") hereby offers to purchase 10,000 shares of
Oppenheimer  Master  Event-Linked  Bond Fund,  LLC (the "Fund"),  at a net asset value per share of $10.00 for an aggregate purchase price of $100,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.

                                    By:
                                          /s/Kathleen T. Ives
                                          Kathleen Ives, Vice President and
                                          Deputy General Counsel